Exhibit 99.1
[QUANTUM LOGO]	News Release

Contact: Brad Cohen Public Relations Quantum Corp. (408) 944-4044 brad.cohen@quantum.com Marilyn Keys Investor Relations Quantum Corp. (408) 944-4450 IR@quantum.com	For Release Oct 31, 2008 1:05 p.m. PDT

NYSE NOTIFIES QUANTUM OF CONTINUED LISTING NONCOMPLIANCE

SAN JOSE, Calif., Oct. 31, 2008 - Quantum Corp. (NYSE:QTM), the leading global specialist in backup, recovery and archive, today announced that the New York Stock Exchange has notified the company that it is not in compliance with the NYSE's continued listing standard requiring that stocks trade at a minimum average closing price of $1 for 30 consecutive trading days.

Under NYSE rules, Quantum must inform the NYSE by Nov. 10, 2008, of its plans for "curing" the average stock price deficiency and has until April 27, 2009, to comply with the listing standard. If the company's stock price does not reach the level required for compliance by that date, Quantum can proceed with a reverse stock split based on the shareholder approval it already received in August of this year.

Quantum's stock will continue to be listed on the NYSE during the six-month cure period, subject to compliance with other NYSE continued listing requirements.

About Quantum

Quantum Corp. (NYSE:QTM) is the leading global storage company specializing in backup, recovery and archive. Combining focused expertise, customer-driven innovation, and platform independence, Quantum provides a comprehensive, integrated range of disk, tape, and software solutions supported by a world-class sales and service organization. This includes the DXi-Series, the first disk backup solutions to extend the power of data de-duplication and replication across the distributed enterprise. As a long-standing and trusted partner, the company works closely with a broad network of resellers, OEMs and other suppliers to meet customers' evolving data protection needs. Quantum Corp., 1650 Technology Drive, Suite 800, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

###

Quantum and the Quantum logo are trademarks of Quantum Corporation registered in the United States and other countries. All other trademarks are the property of their respective owners.

"Safe Harbor" Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release may contain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, statements relating to 1) our intent to inform the New York Stock Exchange by Nov. 10, 2008, of our plans to cure the average stock price deficiency; and 2) our ability to cure the deficiency by proceeding with a reverse stock split are forward-looking statements within the meaning of the Safe Harbor. These statements are based on management's current expectations and are subject to certain risks and uncertainties. As a result, actual results may differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially from those described herein include, but are not limited to, operational difficulties or changes in market conditions. More detailed information about these risk factors, and additional risk factors, are set forth under "Risk Factors," on pages 12 to 22 in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on June 13, 2008. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.